Exhibit 99.1

SiriusXM Reports Record Third Quarter 2011 Results

•	Subscribers Exceed 21.3 Million, Net Adds of 334,000
•	Record Revenue of $763 Million, Up 6%
•	Record Adjusted EBITDA of $197 Million, Up 16%
•	Free Cash Flow of $75 Million, Up 22%
•	Net Income of $104 Million, Up 54%

NEW YORK – November 1, 2011 – Sirius XM Radio (NASDAQ: SIRI) today announced third quarter 2011 results, including 21.3 million subscribers, net subscriber additions of 334,000, revenue of $763 million, up 6% over third quarter 2010 revenue of $718 million, and adjusted EBITDA of $197 million, up 16% from $170 million in the third quarter of 2010.

“In the third quarter, we once again delivered record levels of subscribers, revenue and adjusted EBITDA, and we are confident our positive momentum will continue in the fourth quarter. This has been an exciting year for SiriusXM, but I’m even more excited by the many opportunities awaiting us in 2012. We plan to accelerate our revenue and adjusted EBITDA growth, deliver more free cash flow than ever before, and we are thrilled to offer exciting new content and innovations to our existing and future subscribers,” said Mel Karmazin, Chief Executive Officer, SiriusXM.

Highlights from the quarter include:

•	Free cash flow improves. Free cash flow in the third quarter of 2011 was $75 million, a 22% improvement from the $62 million reported in the third quarter of 2010.
•

Subscribers reach new record high. Subscribers increased by 7% year-over-year to 21,349,858 at September 30, 2011. Self-pay net additions in the third quarter of 2011 were 364,004, up 41% from 258,105 in the third quarter of 2010, and the self-pay subscriber base reached an all-time high of 17,534,310, up 7% year-over-year.

•	Churn stable. Average self-pay monthly churn was 1.9% in the third quarter of 2011, in-line with 1.9% in the second quarter of 2011 and the third quarter of 2010.
•

Cost Efficient Growth. Total cash operating expenses increased only 2.7% over the prior year quarter, while revenues increased 6% over the prior year quarter, resulting in an expansion of our adjusted EBITDA margin to a record 25.8%.

Net income in the third quarters of 2011 and 2010 was $104 million and $68 million, respectively, or $0.02 and $0.01 per diluted share, respectively.

“We ended the third quarter with more than $600 million of cash and cash equivalents,” said David Frear, SiriusXM’s Executive Vice President and Chief Financial Officer. “Our ratio of net debt to adjusted EBITDA declined to 3.4x at the end of the third quarter of 2011 from 4.5x at the end of the third quarter of 2010. Our free cash flow for the first nine months of 2011 of $224 million exceeded the $210 million of free cash flow generated for the entire year of 2010. With the seasonally strong cash flow of the fourth quarter ahead of us, declining capital expenditures, the anticipated substantial 2012 growth in EBITDA and free cash flow, and declining debt maturities in 2012 our liquidity will continue to rapidly improve,” added Frear.

The discussion of adjusted EBITDA excludes the effects of stock-based compensation and certain purchase price accounting adjustments. A reconciliation of non-GAAP items to their nearest GAAP equivalent is contained in the financial supplements included with this release.

2011 AND 2012 GUIDANCE

SiriusXM reiterated the following subscriber and financial guidance for 2011:

•	Net subscriber additions of 1.6 million,

•	Full year self-pay churn and conversion rates for 2011 should be broadly similar to those seen in 2010,

•	Revenue of approximately $3 billion,

•	Adjusted EBITDA of approximately $715 million, and

•	Free cash flow approaching $400 million.

For 2012, the company reiterates its existing financial guidance:

•	Revenue growth of 10% to approximately $3.3 billion,

•	Adjusted EBITDA growth of 20% to approximately $860 million, and

•	Free cash flow growth of 75% to approximately $700 million.

THIRD QUARTER 2011 RESULTS

          Subscriber Data.

          The following table contains actual subscriber data for the three and nine months ended September 30, 2011 and 2010, respectively:

	Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2011	2010	2011	2010

Beginning subscribers	21,016,175	19,527,448	20,190,964	18,772,758
Gross subscriber additions	2,138,131	1,952,054	6,369,846	5,693,409
Deactivated subscribers	(1,804,448)	(1,617,327)	(5,210,952)	(4,603,992)

Net additions	333,683	334,727	1,158,894	1,089,417

Ending subscribers	21,349,858	19,862,175	21,349,858	19,862,175

Self-pay	17,534,310	16,335,819	17,534,310	16,335,819
Paid promotional	3,815,548	3,526,356	3,815,548	3,526,356

Ending subscribers	21,349,858	19,862,175	21,349,858	19,862,175

Self-pay	364,004	258,105	847,511	631,887
Paid promotional	(30,321)	76,622	311,383	457,530

Net additions	333,683	334,727	1,158,894	1,089,417

Daily weighted average number of subscribers	21,107,540	19,610,837	20,688,641	19,181,040

Average self-pay monthly churn (1)	1.9%	1.9%	1.9%	1.9%

Conversion rate (2)	44.4%	48.1%	44.7%	46.6%

See accompanying footnotes.

          Subscribers. The improvement in the three months ended September 30, 2011 was due to the 10% increase in gross subscriber additions, primarily resulting from an increase in U.S. light vehicle sales, new vehicle penetration and returning activations.

          Average Self-pay Monthly Churn remained flat at 1.9% for all periods presented.

          Conversion Rate. The decrease in the three months ended September 30, 2011 was primarily due to the changing mix of sales among OEMs and operational issues impacting the timing of the receipt of customer information and prompt marketing communications with buyers and lessees of vehicles.

          Metrics.

          The following table contains our key operating metrics based on our unaudited adjusted results of operations for the three and nine months ended September 30, 2011 and 2010, respectively:

	Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

(in thousands, except for per subscriber amounts)	2011	2010	2011	2010

ARPU(3)	$11.66	$11.81	$11.57	$11.70
SAC, per gross subscriber addition (4)	$55	$59	$55	$59
Customer service and billing expenses, per average subscriber (5)	$1.01	$1.02	$1.03	$1.00
Free cash flow (6)	$75,377	$61,998	$223,936	$43,126
Adjusted total revenue (8)	$764,842	$722,537	$2,239,737	$2,098,659
Adjusted EBITDA (7)	$197,288	$169,727	$563,741	$481,799

See accompanying footnotes.

          ARPU decreased in the three months ended September 30, 2011 by $0.15, driven primarily by an increase in subscription discounts offered through customer acquisition and retention programs, the number of subscribers on OEM paid promotional plans and the decrease in the U.S. Music Royalty Fee, partially offset by an increase in sales of our premium services, including Premier packages, data services and streaming.

          SAC, Per Gross Subscriber Addition, decreased in the three months ended September 30, 2011 primarily due to lower per radio subsidy rates for certain OEMs and growth in subscriber reactivations and royalties from radio manufacturers, partially offset by an increase in OEM production with factory-installed satellite radios compared to the three months ended September 30, 2010.

          Customer Service and Billing Expenses, Per Average Subscriber, decreased in the three months ended September 30, 2011 primarily due to lower operating costs, partially offset by higher call volume, handle time per call, increased agent rates and personnel costs associated with the 8% growth in daily weighted average subscribers.

          Free Cash Flow increased in the three months ended September 30, 2011 principally as a result of improvements in adjusted EBITDA and decreases in capital expenditures. Net cash provided by operating activities decreased $35 million to $115 million for the three months ended September 30, 2011 compared to the $150 million provided by operations for the three months ended September 30, 2010. Capital expenditures for property and equipment for the three months ended September 30,

2011 decreased $48 million to $40 million compared to $88 million for the three months ended September 30, 2010. The decrease in net cash provided by operating activities was primarily the result of the timing of prepayments made to content providers, partially offset by improved operating performance driving higher adjusted EBITDA. The decrease in capital expenditures for the three months ended September 30, 2011 was primarily the result of decreased satellite construction and launch expenditures due to the launch in the fourth quarter of 2010 of our XM-5 satellite.

          Adjusted Total Revenue. Set forth below are our adjusted total revenue for the three and nine months ended September 30, 2011 and 2010, respectively. Our adjusted total revenue includes the recognition of deferred subscriber revenues acquired in the merger between Sirius and XM (the “Merger”) that are not recognized in our results under purchase price accounting and the elimination of the benefit in earnings from deferred revenue associated with our investment in XM Canada acquired in the Merger.

	Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

(in thousands)	2011	2010	2011	2010

Revenue:
Subscriber revenue (GAAP)	$660,837	$612,119	$1,922,917	$1,793,258
Advertising revenue, net of agency fees (GAAP)	18,810	15,973	53,595	46,296
Equipment revenue (GAAP)	15,504	17,823	48,392	50,625
Other revenue (GAAP)	67,399	71,633	205,882	190,914

Total revenue (GAAP)	762,550	717,548	2,230,786	2,081,093
Purchase price accounting adjustments:
Subscriber revenue	479	3,176	3,513	12,128
Other revenue	1,813	1,813	5,438	5,438

Adjusted total revenue	$764,842	$722,537	$2,239,737	$2,098,659

For the three months ended September 30, 2011, the increase in subscriber revenue was primarily attributable to an increase of 8% in daily weighted average subscribers and an increase in sales of premium services, including Premier packages, data services and streaming, partially offset by the impact of subscription discounts offered through customer acquisition and retention programs. The increase in advertising revenue was primarily due to more effective sales efforts and greater demand for audio advertising resulting in increases in the number of advertising spots sold as well as the rate charged per spot. The decrease in equipment revenue was driven by a reduction in aftermarket hardware subsidies earned. The decrease in other revenue was primarily due to a reduction in the U.S. Music Royalty Fee, which was partially offset by increased royalty revenue from Sirius XM Canada and an increase in subscribers subject to the U.S. Music Royalty Fee.

          Adjusted EBITDA. EBITDA is defined as net income before interest and investment income (loss); interest expense, net of amounts capitalized; income tax expense and depreciation and amortization. Adjusted EBITDA removes the impact of other income and expense, losses on extinguishment of debt as well as certain other charges, such as goodwill impairment; restructuring, impairments and related costs; certain purchase price accounting adjustments and share-based payment expense.

	Unaudited Adjusted

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2011	2010	2011	2010

Total revenue	$764,842	$722,537	$2,239,737	$2,098,659
Operating expenses:
Revenue share and royalties	149,336	141,981	434,072	399,838
Programming and content	81,268	88,869	242,767	263,271
Customer service and billing	63,837	59,967	191,608	173,307
Satellite and transmission	18,946	20,023	55,684	58,645
Cost of equipment	5,888	6,463	19,894	22,187
Subscriber acquisition costs	127,899	126,873	381,797	364,600
Sales and marketing	56,976	52,213	159,778	159,231
Engineering, design and development	12,884	10,843	35,873	30,304
General and administrative	50,520	45,578	154,523	145,477

Total operating expenses	567,554	552,810	1,675,996	1,616,860

Adjusted EBITDA	$197,288	$169,727	$563,741	$481,799

For the three months ended September 30, 2011, the increase in adjusted EBITDA was primarily due to a 6% increase or $42 million, in adjusted revenues, partially offset by an increase of nearly 3%, or $15 million, in expenses included in adjusted EBITDA. The increase in adjusted revenues was primarily due to the increase in our subscriber base. The increase in expenses was primarily driven by higher revenue share and royalties expenses associated with growth in revenues and increased customer service and billing expenses attributable to subscriber growth, partially offset by lower programming and content costs.

SIRIUS XM RADIO INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Unaudited Actual

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

(in thousands, except per share data)	2011	2010	2011	2010

Revenue:
Subscriber revenue	$660,837	$612,119	$1,922,917	$1,793,258
Advertising revenue, net of agency fees	18,810	15,973	53,595	46,296
Equipment revenue	15,504	17,823	48,392	50,625
Other revenue	67,399	71,633	205,882	190,914

Total revenue	762,550	717,548	2,230,786	2,081,093
Operating expenses:
Cost of services:
Revenue share and royalties	117,043	114,482	340,713	320,567
Programming and content	70,509	78,143	210,867	228,595
Customer service and billing	64,239	60,613	192,667	175,238
Satellite and transmission	19,681	20,844	57,238	60,944
Cost of equipment	5,888	6,463	19,894	22,187
Subscriber acquisition costs	107,279	105,984	317,711	305,745
Sales and marketing	55,210	51,519	154,471	156,813
Engineering, design and development	14,175	12,526	39,249	35,209
General and administrative	58,635	54,188	175,469	170,935
Depreciation and amortization	65,403	67,450	200,865	206,945
Restructuring, impairments and related costs	—	2,267	—	4,071

Total operating expenses	578,062	574,479	1,709,144	1,687,249

Income from operations	184,488	143,069	521,642	393,844
Other income (expense):
Interest expense, net of amounts capitalized	(75,316)	(68,559)	(229,730)	(223,230)
Loss on extinguishment of debt and credit facilities, net	—	(256)	(7,206)	(34,695)
Interest and investment income (loss)	292	(4,305)	78,590	(7,197)
Other income	435	1,108	2,235	1,837

Total other expense	(74,589)	(72,012)	(156,111)	(263,285)

Income before income taxes	109,899	71,057	365,531	130,559
Income tax expense	(5,714)	(3,428)	(9,907)	(6,060)

Net income	$104,185	$67,629	$355,624	$124,499

Net income per common share:
Basic	$0.03	$0.02	$0.10	$0.03

Diluted	$0.02	$0.01	$0.05	$0.02

Weighted average common shares outstanding:
Basic	3,747,381	3,689,245	3,742,309	3,686,312

Diluted	6,507,370	6,369,831	6,500,819	6,361,090

SIRIUS XM RADIO INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2011	December 31, 2010

	(unaudited)
(in thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$604,592	$586,691
Accounts receivable, net	96,905	121,658
Receivables from distributors	79,934	67,576
Inventory, net	36,196	21,918
Prepaid expenses	146,946	134,994
Related party current assets	5,228	6,719
Deferred tax asset	58,493	44,787
Other current assets	4,908	7,432

Total current assets	1,033,202	991,775
Property and equipment, net	1,702,566	1,761,274
Long-term restricted investments	3,146	3,396
Deferred financing fees, net	45,093	54,135
Intangible assets, net	2,587,855	2,632,688
Goodwill	1,834,856	1,834,856
Related party long-term assets	69,943	33,475
Other long-term assets	48,176	71,487

Total assets	$7,324,837	$7,383,086

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$473,472	$593,174
Accrued interest	78,925	72,453
Current portion of deferred revenue	1,276,996	1,201,346
Current portion of deferred credit on executory contracts	286,056	271,076
Current maturities of long-term debt	25,588	195,815
Related party current liabilities	16,541	15,845

Total current liabilities	2,157,578	2,349,709
Deferred revenue	219,344	273,973
Deferred credit on executory contracts	288,036	508,012
Long-term debt	2,677,550	2,695,856
Long-term related party debt	328,029	325,907
Deferred tax liability	935,805	914,637
Related party long-term liabilities	22,435	24,517
Other long-term liabilities	81,048	82,839

Total liabilities	6,709,825	7,175,450

Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001; 50,000,000 authorized at September 30, 2011 and December 31, 2010:
Series A convertible preferred stock; no shares issued and outstanding at September 30, 2011 and December 31, 2010	—	—
Convertible perpetual preferred stock, series B-1 (liquidation preference of $0.001 at September 30, 2011 and December 31, 2010); 12,500,000 shares issued and outstanding at September 30, 2011 and December 31, 2010	13	13
Convertible preferred stock, series C junior; no shares issued and outstanding at September 30, 2011 and December 31, 2010	—	—
Common stock, par value $0.001; 9,000,000,000 shares authorized at September 30, 2011 and December 31, 2010; 3,951,945,992 and 3,933,195,112 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	3,952	3,933
Accumulated other comprehensive income (loss), net of tax	398	(5,861)
Additional paid-in capital	10,466,078	10,420,604
Accumulated deficit	(9,855,429)	(10,211,053)

Total stockholders’ equity	615,012	207,636

Total liabilities and stockholders’ equity	$7,324,837	$7,383,086

SIRIUS XM RADIO INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Unaudited Actual

	For the Nine Months Ended September 30,

(in thousands)	2011	2010

Cash flows from operating activities:
Net income	$355,624	$124,499
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	200,865	206,945
Non-cash interest expense, net of amortization of premium	29,211	32,983
Provision for doubtful accounts	26,209	23,300
Restructuring, impairments and related costs	—	4,071
Amortization of deferred income related to equity method investment	(2,082)	(2,081)
Loss on extinguishment of debt and credit facilities, net	7,206	34,695
Gain on merger of unconsolidated entities	(84,855)	—
Loss on unconsolidated entity investments, net	10,259	8,990
Loss on disposal of assets	269	927
Share-based payment expense	37,574	50,944
Deferred income taxes	7,214	6,060
Other non-cash purchase price adjustments	(203,630)	(184,703)
Distribution from investment in unconsolidated entity	4,849	—
Changes in operating assets and liabilities:
Accounts receivable	(1,456)	(18,890)
Receivables from distributors	(12,358)	(22,430)
Inventory	(14,278)	(1,843)
Related party assets	30,300	(2,654)
Prepaid expenses and other current assets	(11,028)	41,794
Other long-term assets	23,969	11,765
Accounts payable and accrued expenses	(100,502)	(69,629)
Accrued interest	6,472	5,244
Deferred revenue	19,653	92,864
Related party liabilities	696	(50,940)
Other long-term liabilities	(1,547)	(865)

Net cash provided by operating activities	328,634	291,046

Cash flows from investing activities:
Additions to property and equipment	(115,065)	(257,374)
Sale of restricted and other investments	—	9,454
Release of restricted investments	250	—
Return of capital from investment in unconsolidated entity	10,117	—

Net cash used in investing activities	(104,698)	(247,920)

Cash flows from financing activities:
Proceeds from exercise of stock options	9,045	4,906
Long-term borrowings, net of costs	—	637,406
Related party long-term borrowings, net of costs	—	147,094
Payment of premiums on redemption of debt	(5,020)	(24,321)
Repayment of long-term borrowings	(210,060)	(820,224)
Repayment of related party long-term borrowings	—	(55,221)

Net cash used in financing activities	(206,035)	(110,360)

Net increase (decrease) in cash and cash equivalents	17,901	(67,234)
Cash and cash equivalents at beginning of period	586,691	383,489

Cash and cash equivalents at end of period	$604,592	$316,255

Footnotes

(1)	Average self-pay monthly churn represents the monthly average of self-pay deactivations for the quarter divided by the average number of self-pay subscribers for the quarter.

(2)

We measure the percentage of owners and lessees of new vehicles that receive our service and convert to become self-paying subscribers after the initial promotion period. We refer to this as the “conversion rate.” At the time satellite radio enabled vehicles are sold or leased, the owners or lessees generally receive trial subscriptions ranging from three to twelve months. Promotional periods generally include the period of trial service plus 30 days to handle the receipt and processing of payments. We measure conversion rate three months after the period in which the trial service ends.

(3)

ARPU is derived from total earned subscriber revenue, net advertising revenue and other subscription-related revenue, net of purchase price accounting adjustments, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Other subscription-related revenue includes the U.S. Music Royalty Fee. Purchase price accounting adjustments include the recognition of deferred subscriber revenues not recognized in purchase price accounting associated with the Merger. ARPU is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2011	2010	2011	2010

Subscriber revenue (GAAP)	$660,837	$612,119	$1,922,917	$1,793,258
Add: net advertising revenue (GAAP)	18,810	15,973	53,595	46,296
Add: other subscription-related revenue (GAAP)	58,168	63,554	174,341	168,195
Add: purchase price accounting adjustments	479	3,176	3,513	12,128

	$738,294	$694,822	$2,154,366	$2,019,877

Daily weighted average number of subscribers	21,107,540	19,610,837	20,688,641	19,181,040

ARPU	$11.66	$11.81	$11.57	$11.70

(4)

Subscriber acquisition cost, per gross subscriber addition (or SAC, per gross subscriber addition) is derived from subscriber acquisition costs and margins from the direct sale of radios and accessories, excluding purchase price accounting adjustments, divided by the number of gross subscriber additions for the period. Purchase price accounting adjustments associated with the Merger include the elimination of the benefit of amortization of deferred credits on executory contracts recognized at the Merger date attributable to an OEM. SAC, per gross subscriber addition, is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2011	2010	2011	2010

Subscriber acquisition costs (GAAP)	$107,279	$105,984	$317,711	$305,745
Less: margin from direct sales of radios and accessories (GAAP)	(9,616)	(11,360)	(28,498)	(28,438)
Add: purchase price accounting adjustments	20,620	20,889	64,086	58,855

	$118,283	$115,513	$353,299	$336,162

Gross subscriber additions	2,138,131	1,952,054	6,369,846	5,693,409

SAC, per gross subscriber addition	$55	$59	$55	$59

(5)

Customer service and billing expenses, per average subscriber, is derived from total customer service and billing expenses, excluding share-based payment expense and purchase price accounting adjustments associated with the Merger, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. We believe the exclusion of share-based payment expense in our calculation of customer service and billing expenses, per average subscriber, is useful given the significant variation in expense that can result from changes in the fair market value of our common stock, the effect of which is unrelated to the operational conditions that give rise to variations in the components of our customer service and billing expenses. Purchase price accounting adjustments associated with the Merger include the elimination of the benefit associated with incremental share-based payment arrangements recognized at the Merger date. Customer service and billing expenses, per average subscriber, is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2011	2010	2011	2010

Customer service and billing expenses (GAAP)	$64,239	$60,613	$192,667	$175,238
Less: share-based payment expense, net of purchase price accounting adjustments	(402)	(700)	(1,077)	(2,157)
Add: purchase price accounting adjustments	—	54	18	226

	$63,837	$59,967	$191,608	$173,307

Daily weighted average number of subscribers	21,107,540	19,610,837	20,688,641	19,181,040

Customer service and billing expenses, per average subscriber	$1.01	$1.02	$1.03	$1.00

(6)	Free cash flow is calculated as follows (in thousands):

	Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2011	2010	2011	2010

Net cash provided by operating activities	$115,144	$150,059	$328,634	$291,046
Additions to property and equipment	(39,767)	(88,061)	(115,065)	(257,374)
Restricted and other investment activity	—	—	10,367	9,454

Free cash flow	$75,377	$61,998	$223,936	$43,126

(7)

EBITDA is defined as net income before interest and investment income (loss); interest expense, net of amounts capitalized; income tax expense and depreciation and amortization. We adjust EBITDA to remove the impact of other income and expense, loss on extinguishment of debt as well as certain other charges discussed below. This measure is one of the primary Non-GAAP financial measures on which we (i) evaluate the performance of our businesses, (ii) base our internal budgets and (iii) compensate management. Adjusted EBITDA is a Non-GAAP financial performance measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the Merger, (ii) goodwill impairment, (iii) restructuring, impairments, and related costs, (iv) depreciation and amortization and (v) share-based payment expense. The purchase price accounting adjustments include: (i) the elimination of deferred revenue associated with the investment in XM Canada, (ii) recognition of deferred subscriber revenues not recognized in purchase price accounting, and (iii) elimination of the benefit of deferred credits on executory contracts, which are primarily attributable to third party arrangements with an OEM and programming providers. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our physical plant, capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our results and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use current and projected adjusted EBITDA to estimate our current and prospective enterprise value and to make investment decisions. Because we fund and build-out our satellite radio system through the periodic raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation expense. The exclusion of depreciation and amortization expense is useful given significant variation in depreciation and amortization expense that can result from the potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry. We believe the exclusion of restructuring, impairments and related costs is useful given the nature of these expenses. We also believe the exclusion of share-based payment expense is useful given the significant variation in expense that can result from changes in the fair value as determined using the Black-Scholes-Merton model which varies based on assumptions used for the expected life, expected stock price volatility and risk-free interest rates.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statement of operations of certain expenses, including share-based payment expense and certain purchase price accounting for the Merger. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure. Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income as disclosed in our consolidated statements of operations. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows (in thousands):

	Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2011	2010	2011	2010

Net income (GAAP):	$104,185	$67,629	$355,624	$124,499
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	2,292	4,989	8,951	17,566
Operating expenses	(68,878)	(66,438)	(205,472)	(193,904)
Share-based payment expense, net of purchase price accounting adjustments	13,983	18,390	37,755	53,277
Depreciation and amortization (GAAP)	65,403	67,450	200,865	206,945
Restructuring, impairments and related costs	—	2,267	—	4,071
Interest expense, net of amounts capitalized (GAAP)	75,316	68,559	229,730	223,230
Loss on extinguishment of debt and credit facilities, net (GAAP)	—	256	7,206	34,695
Interest and investment (income) loss (GAAP)	(292)	4,305	(78,590)	7,197
Other income (GAAP)	(435)	(1,108)	(2,235)	(1,837)
Income tax expense (GAAP)	5,714	3,428	9,907	6,060

Adjusted EBITDA	$197,288	$169,727	$563,741	$481,799

(8)	The following tables reconcile our actual revenues and operating expenses to our adjusted revenues and operating expenses for the three and nine months ended September 30, 2011 and 2010:

	Unaudited For the Three Months Ended September 30, 2011

(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Revenue:
Subscriber revenue	$660,837	$479	$—	$661,316
Advertising revenue, net of agency fees	18,810	—	—	18,810
Equipment revenue	15,504	—	—	15,504
Other revenue	67,399	1,813	—	69,212

Total revenue	$762,550	$2,292	$—	$764,842

Operating expenses
Cost of services:
Revenue share and royalties	117,043	32,293	—	149,336
Programming and content	70,509	12,034	(1,275)	81,268
Customer service and billing	64,239	—	(402)	63,837
Satellite and transmission	19,681	—	(735)	18,946
Cost of equipment	5,888	—	—	5,888
Subscriber acquisition costs	107,279	20,620	—	127,899
Sales and marketing	55,210	3,931	(2,165)	56,976
Engineering, design and development	14,175	—	(1,291)	12,884
General and administrative	58,635	—	(8,115)	50,520
Depreciation and amortization (a)	65,403	—	—	65,403
Restructuring, impairments and related costs	—	—	—	—
Share-based payment expense (b)	—	—	13,983	13,983

Total operating expenses	$578,062	$68,878	$—	$646,940

(a) Purchase price accounting adjustments included above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the three months ended September 30, 2011 was $15,000.

(b) Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$1,275	$—	$—	$1,275
Customer service and billing	402	—	—	402
Satellite and transmission	735	—	—	735
Sales and marketing	2,165	—	—	2,165
Engineering, design and development	1,291	—	—	1,291
General and administrative	8,115	—	—	8,115

Total share-based payment expense	$13,983	$—	$—	$13,983

	Unaudited For the Three Months Ended September 30, 2010

(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Revenue:
Subscriber revenue	$612,119	$3,176	$—	$615,295
Advertising revenue, net of agency fees	15,973	—	—	15,973
Equipment revenue	17,823	—	—	17,823
Other revenue	71,633	1,813	—	73,446

Total revenue	$717,548	$4,989	$—	$722,537

Operating expenses
Cost of services:
Revenue share and royalties	114,482	27,499	—	141,981
Programming and content	78,143	13,955	(3,229)	88,869
Customer service and billing	60,613	54	(700)	59,967
Satellite and transmission	20,844	272	(1,093)	20,023
Cost of equipment	6,463	—	—	6,463
Subscriber acquisition costs	105,984	20,889	—	126,873
Sales and marketing	51,519	3,506	(2,812)	52,213
Engineering, design and development	12,526	93	(1,776)	10,843
General and administrative	54,188	170	(8,780)	45,578
Depreciation and amortization (a)	67,450	—	—	67,450
Restructuring, impairments and related costs	2,267	—	—	2,267
Share-based payment expense (b)	—	—	18,390	18,390

Total operating expenses	$574,479	$66,438	$—	$640,917

(a) Purchase price accounting adjustments included above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the three months ended September 30, 2010 was $16,000.

(b) Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$3,148	$81	$—	$3,229
Customer service and billing	646	54	—	700
Satellite and transmission	1,042	51	—	1,093
Sales and marketing	2,732	80	—	2,812
Engineering, design and development	1,683	93	—	1,776
General and administrative	8,610	170	—	8,780

Total share-based payment expense	$17,861	$529	$—	$18,390

	Unaudited For the Nine Months Ended September 30, 2011

(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Revenue:
Subscriber revenue	$1,922,917	$3,513	$—	$1,926,430
Advertising revenue, net of agency fees	53,595	—	—	53,595
Equipment revenue	48,392	—	—	48,392
Other revenue	205,882	5,438	—	211,320

Total revenue	$2,230,786	$8,951	$—	$2,239,737

Operating expenses
Cost of services:
Revenue share and royalties	340,713	93,359	—	434,072
Programming and content	210,867	36,645	(4,745)	242,767
Customer service and billing	192,667	18	(1,077)	191,608
Satellite and transmission	57,238	313	(1,867)	55,684
Cost of equipment	19,894	—	—	19,894
Subscriber acquisition costs	317,711	64,086	—	381,797
Sales and marketing	154,471	10,961	(5,654)	159,778
Engineering, design and development	39,249	31	(3,407)	35,873
General and administrative	175,469	59	(21,005)	154,523
Depreciation and amortization (a)	200,865	—	—	200,865
Restructuring, impairments and related costs	—	—	—	—
Share-based payment expense (b)	—	—	37,755	37,755

Total operating expenses	$1,709,144	$205,472	$—	$1,914,616

(a) Purchase price accounting adjustments included above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the nine months ended September 30, 2011 was $45,000.

(b) Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$4,718	$27	$—	$4,745
Customer service and billing	1,059	18	—	1,077
Satellite and transmission	1,848	19	—	1,867
Sales and marketing	5,627	27	—	5,654
Engineering, design and development	3,376	31	—	3,407
General and administrative	20,946	59	—	21,005

Total share-based payment expense	$37,574	$181	$—	$37,755

	Unaudited For the Nine Months Ended September 30, 2010

(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Revenue:
Subscriber revenue	$1,793,258	$12,128	$—	$1,805,386
Advertising revenue, net of agency fees	46,296	—	—	46,296
Equipment revenue	50,625	—	—	50,625
Other revenue	190,914	5,438	—	196,352

Total revenue	$2,081,093	$17,566	$—	$2,098,659

Operating expenses
Cost of services:
Revenue share and royalties	320,567	79,271	—	399,838
Programming and content	228,595	42,805	(8,129)	263,271
Customer service and billing	175,238	226	(2,157)	173,307
Satellite and transmission	60,944	897	(3,196)	58,645
Cost of equipment	22,187	—	—	22,187
Subscriber acquisition costs	305,745	58,855	—	364,600
Sales and marketing	156,813	10,692	(8,274)	159,231
Engineering, design and development	35,209	427	(5,332)	30,304
General and administrative	170,935	731	(26,189)	145,477
Depreciation and amortization (a)	206,945	—	—	206,945
Restructuring, impairments and related costs	4,071	—	—	4,071
Share-based payment expense (b)	—	—	53,277	53,277

Total operating expenses	$1,687,249	$193,904	$—	$1,881,153

(a) Purchase price accounting adjustments included above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the nine months ended September 30, 2010 was $52,000.

(b) Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$7,760	$369	$—	$8,129
Customer service and billing	1,931	226	—	2,157
Satellite and transmission	2,960	236	—	3,196
Sales and marketing	7,930	344	—	8,274
Engineering, design and development	4,905	427	—	5,332
General and administrative	25,458	731	—	26,189

Total share-based payment expense	$50,944	$2,333	$—	$53,277

####

About Sirius XM Radio

Sirius XM Radio is America’s satellite radio company. SiriusXM broadcasts more than 135 satellite radio channels of commercial-free music, and premier sports, news, talk, entertainment, traffic, weather, and data services to over 21 million subscribers. SiriusXM offers an array of content from many of the biggest names in entertainment, as well as from professional sports leagues, major colleges, and national news and talk providers.

SiriusXM programming is available on more than 800 devices, including pre-installed and after-market radios in cars, trucks, boats and aircraft, smartphones and mobile devices, and consumer electronics products for homes and offices. SiriusXM programming is also available at siriusxm.com, and on Apple, BlackBerry and Android-powered mobile devices.

SiriusXM has arrangements with every major automaker and its radio products are available for sale at shop.siriusxm.com as well as retail locations nationwide.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: our competitive position versus other forms of audio and video entertainment; our ability to retain subscribers and maintain our average monthly revenue per subscriber; our dependence upon automakers and other third parties; the first quarter tragedy in Japan, which may have certain adverse effects on automakers, radio manufacturers and other third parties; our substantial indebtedness; and the useful life of our satellites, which, in most cases, are not insured. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2010, which is filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

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E - SIRI

Contact Information for Investors and Financial Media:

Investors:

Hooper Stevens
212 901 6718
hooper.stevens@siriusxm.com

Media:

Patrick Reilly
212 901 6646
patrick.reilly@siriusxm.com